Exhibit No. 10.1
                                                           ----------------




                  AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT


         This AMENDMENT NO. 2 made as of the 29th day of November, 2001, to the Employment Agreement made as of the 20th day of November, 1998 (the "Agreement"), between UNITED RETAIL GROUP, INC., a Delaware corporation, with principal offices at 365 West Passaic Street, Rochelle Park, New Jersey 07662-6563, and RAPHAEL BENAROYA, residing at 179 Lincoln Street, Englewood, NJ 07631.

         WHEREAS, the Executive has been employed by the Company as its Chairman of the Board, President and Chief Executive Officer;

         WHEREAS, the Company desires to continue the services of the Executive, and the Executive desires to continue to provide such services to the Company, on the terms set forth in the Agreement; and

         WHEREAS, the provisions of this Amendment were recommended by the Compensation Committee of the Company's Board of Directors on November 28, 2001 and approved by the Company's Board of Directors on November 29, 2001 with the Executive abstaining.

         NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  Section 1(u) of the Agreement is amended to read in its entirety as follows:

                  "(u) Term of Employment shall mean the period of time commencing on November 20, 1998 and ending on July 30, 2006 or such later date as may be mutually agreed upon by the Company and the Executive."

2.  Section 4(b) of the Agreement is amended to read in its entirety as follows:

                  "(b) The Executive shall continue to be eligible to receive, and the Company shall continue to pay, a semi-annual cash incentive compensation payment ("Performance Bonus") based on the Company's consolidated operating income for the six-month periods ending January 31st and July 31st, respectively. The Executive's participation percentage shall be 60% with a semi-annual award ranging from zero to 120% of Base Salary for the six-month period in accordance with the Summary Plan Description for United Retail Group, Inc. Incentive Compensation Program for Executives as of August 4, 2001, provided, however, that the Performance Bonus shall be earned and fully vested in the Executive as of January 31st or July 31st, as the case may be, whether or not the Executive shall remain in the Company's employ after the Performance Bonus shall have vested and provided, further, that the Performance Bonus shall be paid to the Executive as soon as practicable after the consolidated operating income for the period in question shall be determined."

3.  All the other provisions of the Agreement shall remain in force unchanged.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in Rochelle Park, New Jersey, in duplicate originals on November 30, 2001.

                                        UNITED RETAIL GROUP, INC.

                                        By:  GEORGE R. REMETA
                                             ----------------------------------
                                        Name:  George R. Remeta
                                        Title: Chief Administrative Officer

                                        RAPHAEL BENAROYA
                                        Raphael Benaroya

RB Amend No 2
KPC:jw